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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE                     Contact:  Tricia Drennan
                                          Director of Corporate Communications &
                                          Investor Relations
                                          (703) 873-2390 (phone)
                                          (703) 873-2300 (fax)


    LCC INTERNATIONAL, INC. AND MCI TELECOMMUNICATIONS CORPORATION EXTEND
               CONVERSION PERIOD RELATED TO A $50 MILLION NOTE


McLEAN, VIRGINIA, October, 7, 1997 -- LCC International, Inc., (NASDAQ: LCCI), one of the world's largest providers of radio frequency engineering and network implementation services and products to the international wireless telecommunications industry, today announced that it had agreed with MCI Telecommunications Corporation to extend from October 8, 1997 until October 23, 1997 the period of time within which LCC may exercise it annual conversion right under two convertible subordinated notes issued to MCI in June of 1994 in the aggregate principal amount of $50 million.

The notes are convertible into 2,841,099 shares of LCC's Class A common stock, par value $.01 per share. The purpose of the extension is to provide LCC and MCI additional time to consider the exercise of such rights by LCC and related business matters.

LCC International, Inc. (http://www.lcc.com) is one of the world's largest providers of radio frequency engineering and network implementation services and products to the international wireless telecommunications industry.
Founded in 1983 with the advent of the wireless industry, the company is engaged in four principal areas of business: RF engineering and design services for wireless telecommunications networks; site acquisition, zoning, construction and program management services;





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development of specialized software to support the design and operation of wireless networks and design; and development of wireless field test measurement equipment.





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